Restated Letter Agreement

This Restated Letter Agreement supercedes the Amended Letter Agreement, dated April 5, 2001 and the February 5, 2001 Letter Agreement, between San Diego Gas & Electric Company ("SDG&E") and the California Department of Water Resources ("DWR") (jointly referred to as "Parties" or individually as "Party"), for purchasing the full net-short Power requirements, defined herein, by DWR for end-use retail Customers within SDG&E's service area ("Customers") as set forth in Chapter 4 of Statutes of 2001 (Assembly Bill 1 of the First 2001-02 Extraordinary Session) of the State of California (the "Act"), as amended.

Whereas, this Restated Letter Agreement will provide for a procurement and payment process applicable for DWR purchases of Power, as defined in the Act, for Customers and also takes into account the California Public Utilities Commission ("CPUC") Decision 01-03-081, which was issued by the CPUC on March 27, 2001, and the provisions of the Act and the provisions of Chapter 6 of Statutes of 2001 (Assembly Bill 43 of the First 2001-02 Extraordinary Session).

Therefore, effective February 7, 2001 the Parties agree as follows:

  This Restated Letter Agreement shall terminate as of January 1, 2003, or such later date as may be directed through legislation or by mutual agreement of the Parties.
  Through the later of December 31, 2002, or such later date as may be directed through legislation or by mutual agreement of the Parties, DWR shall purchase and pay for SDG&E Customers' full net-short Power requirements ("Customers' Full Net-Short Power Requirements") as hereinafter defined. DWR has developed or shall promptly develop with the California ISO ("ISO") protocols satisfactory to DWR that govern when DWR purchases the net-short Power requirements of customers through forward markets and the ISO's imbalance energy market to meet the net-short Power requirements of all electric corporations and public agencies requesting DWR Power for retail end use customers' requirements (the "State's Net-Short Power Requirements") pursuant to the Act, as amended, and other applicable law. If appropriate, DWR shall further cooperate with the ISO to develop dispatch protocols by which the ISO effects load curtailments in the event there are inadequate supplies of Power purchased by DWR to meet the State's Net-Short Power Requirements. If there is a shortage of Power supplies to meet the State's Net-Short Power Requirements, DWR shall allocate such DWR Power on a basis determined by DWR in conjunction with the ISO. In the event that the delivery of Power to SDG&E's Customers is curtailed pursuant to a Stage 3 emergency, as ordered by the ISO, the DWR shall not be liable to SDG&E for its role in the procurement of Customers' Full Net-Short Power Requirements.
  Customers' Full Net-Short Power Requirements shall have the following meanings for the time periods specified below:
    From February 7, 2001 through April 5, 2001 Customers' Full Net-Short Power Requirements shall mean only the electric energy purchased and scheduled by DWR for Customers, which is included by DWR in the ISO's final Day-Ahead and Hour-Ahead ISO schedules, and, as applicable, purchased by DWR from the ISO's imbalance energy market. SDG&E shall pay or accept payment from the ISO for all ISO charges and credits it has or will present to SDG&E for transactions occurring during this period. Concurrent with the signing of this Restated Letter Agreement, the DWR shall instruct the ISO to pay to SDG&E those amounts that would otherwise be paid to DWR under ISO Charge Types #401 and 481, that are intended to compensate DWR for the electric energy purchased and scheduled by DWR for Customers. In the event that the ISO pays any portion of these ISO Charge Types to DWR, then after receipt of proceeds from the ISO for ISO Charge Types # 401 and 481 that compensate DWR for the electric energy purchased and scheduled by DWR for Customers, DWR shall promptly provide to SDG&E a notice stating when such payment was made and the amount of the payment. SDG&E shall thereafter invoice DWR for reimbursement of amounts it has previously paid to ISO for imbalance energy (ISO Charge Types #407 and 487) for this period. Any such invoiced amount shall be due and payable within 3 Business Days after presentation, and shall be considered past due 10 Business Days after presentation. Provided, however, SDG&E recognizes that delays of up to 3 Business Days may occur due to, e.g., processing errors or processing system failures. Such delays shall not constitute a default of DWR's obligations pursuant to this Restated Letter Agreement. DWR shall promptly notify SDG&E when any such delay occurs and the expected date of returning to normal schedules.
    From and after April 6, 2001 the Customers' Full Net-Short Power Requirements will include Power to serve SDG&E Customers' Full Net-Short Power Requirements that DWR (i) purchases and schedules to satisfy such requirements in the Day-Ahead and Hour Ahead ISO markets and (ii) purchases from the ISO's imbalance energy market. Those Power services costs that DWR shall be responsible to pay to the ISO are set forth in Schedule 1, which is incorporated herein by reference. Such costs reflect that SDG&E does not currently provide these services with its retained generation, including qualifying facilities contracts or bilateral contracts, that is to be utilized by SDG&E to serve its retail end use Customers (the "Utility Retained Generation"). For this period and until such time as the ISO is able to directly invoice DWR, SDG&E shall promptly submit to DWR for timely payment to the ISO on behalf of SDG&E the ISO invoice pertaining to those charges set forth in Schedule 1. If DWR does not timely pay such invoiced amounts, then SDG&E may make payment to the ISO on behalf of the DWR, and the DWR shall immediately pay SDG&E for the full amount paid plus interest at the Prime Rate as published by the Wall Street Journal, plus 3%. Concurrent with the signing of this Restated Letter Agreement, the DWR shall instruct the ISO to invoice the DWR directly for all charges identified in Schedule 1. Such instruction shall be consistent with the term contained herein and shall request that the ISO seek any necessary approvals from the FERC to implement this change.
      The Parties agree to negotiate mutually acceptable revisions to Schedule 1 hereto when the ISO modifies or adds additional charges and charge types in order to allocate responsibility between SDG&E and DWR.

      SDG&E shall coordinate with DWR to identify the costs associated with DWR's procurement responsibilities hereunder so that SDG&E and DWR can take these costs into account in their corresponding or related filings with the CPUC.
      SDG&E shall provide to DWR forecasts of Customers' load and Customers' Full Net-Short Power Requirements. In the event that such forecast for any hour falls outside of the applicable limit set forth in Section 2.2.13.2.3.1 of the ISO Tariff, as it may be amended, or applicable order issued by the Federal Energy Regulatory Commission, then SDG&E shall be responsible for and pay any resulting penalty. In the event that actual loads are outside of the limits stated above, as applied to SDG&E's forecast load, and such deviation between load and forecast results from the negligence of SDG&E, SDG&E shall pay DWR the incremental cost as determined by DWR. If a dispute arises out of or relates to this subparagraph iii and if the dispute cannot be settled through negotiation within 20 days of a Party providing the other Party a notice of dispute, the Parties may first agree to try in good faith to settle the dispute by mediation before resorting to binding arbitration. If the Parties elect not to resort to mediation or if the dispute is not resolved within 20 days after first meeting with a mediator, a Party shall submit to the other Party and the American Arbitration Association ("AAA") a demand for binding arbitration to be administered by the AAA pursuant to the AAA's Commercial Arbitration Rules. The demand for arbitration shall set forth in reasonable detail (A) each claim, (B) the relief sought, including the proposed award, if applicable, and (C) a summary of the grounds for such relief and the basis for each claim. The other Party shall similarly submit its statement of claim to the disputing Party and the AAA within 7 days of the initial demand for arbitration. If the other Party wishes to submit a counterclaim in response to the statement of claim, it shall be included in such Party's responsive statement of claim. After submission of a demand for arbitration 1 neutral arbitrator shall be selected pursuant to the AAA commercial arbitration rules. The Parties agree to direct the arbitrator to issue an arbitration award no later than 45 days after the selection of the arbitrator. Each Party agrees that it shall utilize its best efforts to conclude any arbitration process as promptly as possible within this period. Neither Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of the Parties. All fees and expenses of the arbitration shall be borne by the Parties equally. The Parties agree that a judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction.
      SDG&E shall maintain its status as a scheduling coordinator with the ISO.
      The Parties acknowledge that any ISO Grid Management Charges ("GMC") as well as those charges identified on Schedule 1 that are excluded from "Net Short" for DWR associated with SDG&E Customers' Full Net-Short Power Requirements and the Utility Retained Generation are presently reimbursable in full as a commodity charge through applicable SDG&E rate schedules pertaining to Utility Retained Generation. If the CPUC determines that any portion of the GMC or such other ISO charges should not be recovered through a component of SDG&E's rates and charges, then DWR shall pay the portion determined by the CPUC not to be the responsibility of SDG&E provided such ISO charges pertain to DWR's obligation to purchase Power to meet Customers' Full Net-Short Power requirements.
      DWR will not pay any ISO penalties on behalf of SDG&E for any generator/supplier surcharge imposed on SDG&E to the extent that any such surcharge arises from SDG&E's failure fully to pay such generator/supplier for Power supplied to SDG&E.
      It is the intent of both SDG&E and DWR that the overall costs to SDG&E's retail Customers be minimized, and accordingly SDG&E and DWR agree that SDG&E's operation of Utility Retained Generation and DWR's net-short procurement should be coordinated. SDG&E agrees to continue to provide and schedule all services from its Utility Retained Generation as provided in the past. If permitted by the CPUC, should SDG&E have a surplus of any Utility Retained Generation, DWR has the right of first refusal to purchase that surplus Power at SDG&E's costs of procurement or production.
  Charges for DWR Power delivered to the retail end use Customers of SDG&E shall be billed to and collected from such Customers by SDG&E and remitted to DWR by SDG&E in accordance with applicable CPUC decisions and any servicing agreement hereafter entered into by DWR and SDG&E. Remittance provisions for this Restated Letter Agreement are attached as Schedule 2, which is incorporated herein by reference.
  If DWR enters into an agreement pursuant to which it obtains Power to service the net-short Power requirements of another electrical corporation or local publicly owned electric utility under terms and conditions different than those contained herein, then DWR and SDG&E agree to meet and confer to determine if it is appropriate for amendments to this Restated Letter Agreement to be made.

  This Restated Letter Agreement may be executed by both Parties in several counterparts.

Executed on June 18, 2001 by:

Name: ____________________________	Name: ____________________________
Title: _____________________________	Title: _____________________________
California Department of Water Resources	San Diego Gas & Electric Company

SCHEDULE 1

ISO Charges to be included in "Net Short" for DWR		ISO Charges to be excluded from "Net Short" for DWR
ISO Charge Type	Description	ISO Charge Type	Description
115	Regulation Up due ISO	521	GMC - Control Area Services
116	Regulation Down due ISO	522	GMC - Inter Zonal Scheduling
111	Spinning Reserve due ISO	523	GMC - Market Operations
112	Non-spinning Reserve due ISO	3351	GMC adjustment charge/refund
114	Replacement Reserve due ISO	7	Demand relief monthly payment
1011	AS Rational Buyer Adjustment
1030	No Pay Provision Market Refund

		406	UFE Settlement
407	Uninstructed Energy
487	Allocation of IE Cost above soft cap

		1010	Neutrality Adjustment Charge/Refund
1210	Existing Contracts Cash Neutrality Charge

		1065	RMR Preemption Distribution - Reg Up
		1066	RMR Preemption Distribution - Reg Down
		1061	RMR Preemption Distribution - Spin
		1062	RMR Preemption Distribution - Non Spin
		1064	RMR Preemption Distribution - Repl Res

		452	RT Intra-Zonal Congestion Mgmt Charge

		203	Day-Ahead Inter-Zonal Congestion Settlem
		253	Hour-Ahead Inter-Zonal Congestion Settle
		256	Hour-Ahead Inter-Zonal Congestion Debit due SC

117	Demand relief monthly charge

SCHEDULE 2
SDG&E/DWR Restated Letter Agreement

1. Definitions

All terms not defined in this Paragraph 1 shall have the meanings set forth in the Restated Letter Agreement or elsewhere in this Schedule 2.

    Applicable Law - The Act, Applicable Commission Orders and any other applicable statute, rule, regulation, ordinance, order, decision or code of a governmental authority.
    Applicable Tariffs -- SDG&E's tariffs, including all rules, rates, schedules and preliminary statements, governing electric service to Customers in SDG&E's service territory, as filed with and approved by the CPUC and, if applicable, the Federal Energy Regulatory Commission.
    Billing Effective Date -- the date on which SDG&E mails a consolidated utility bill which reflects a separate line item or denotation of DWR Charge.
    Business Day - Regular Monday through Friday weekdays which are customary working days, excluding holidays, as established by Applicable Tariffs.
    DWR Charges -- Charges assessed to Customers for DWR Power and any other amounts authorized to be collected pursuant to Section 80110 and 80134 of the California Water Code in order to meet DWR's revenue requirements under the Act, as calculated pursuant to Applicable Law.
    DWR Revenues -- Those amounts required to be remitted to DWR by SDG&E pursuant to Applicable Law.
    Governmental Authority -- Any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to a government, including the CPUC.
    SDG&E Charges -- Charges incurred by Customer for electricity-related services and products provided by SDG&E to the Customer, as approved by the CPUC or the Federal Regulatory Commission or other Governmental Authority (including, but not limited to, any Competition Transition Charges or Fixed Transition Amount Charges owing to SDG&E or its affiliates as those terms are defined under the California Public Utilities Code. SDG&E Charges shall not include DWR Charges or charges related to natural gas related services and products.
    Servicing Agreement -- The agreement to be negotiated between the Parties for the transmission and distribution of DWR Power as well as billing and related services.

2. Processing of ISO Invoices and Statements and of Disputes Pertaining to ISO Charges

a. For the period commencing April 6, 2001 and until such time as DWR and the ISO arrange for direct invoicing and payments between DWR and the ISO, SDG&E shall within 1 Business Day after receipt forward to DWR any ISO preliminary and final invoices and settlement statements for all charges/credits SDG&E has received from the ISO for DWR purchases of Customers' Full Net-Short Power Requirements delivered to SDG&E's Customers pursuant to the Restated Letter Agreement.

b. Until such time as DWR and the ISO arrange for direct invoicing and payments between DWR and the ISO pertaining to DWR's purchases of SDG&E Customer's Full Net-Short Power Requirements for ISO charges described in the Restated Letter Agreement, SDG&E shall submit disputes to the ISO, when appropriate as determined by SDG&E or DWR, of any amount shown on the ISO's preliminary and final settlement statements. After such direct DWR-ISO invoicing and payment arrangements have been made, DWR shall submit such disputes to the ISO. During all periods, DWR and SDG&E shall promptly develop mutually acceptable procedures to cause timely disputes to be made by SDG&E or DWR, as applicable, of any preliminary and final and settlement statements, to process any dispute through the ISO's good faith negotiation process and, if necessary, to litigate either through the ISO alternative dispute resolution process or before the Federal Energy Regulatory Commission. Such procedures shall include a process to develop mutually agreeable work plans for processing disputes and the review and approval of all costs applicable to SDG&E's involvement in the ISO's dispute resolution process or in resulting litigation. If SDG&E submits a dispute to the ISO at the request of DWR or if DWR submits a dispute, DWR shall reimburse SDG&E as an Additional Charge for all reasonable out of pocket costs, including consultants and in-house or retained counsel, incurred by SDG&E that arise from disputes of ISO charges or credits involving costs for DWR purchases of Customers' Full Net-Short Power Requirements.

3. Calculation, Remittance, and True-up of SDG&E's Payments For DWR Power Supplied Prior To The Billing Effective Date

Prior to the Billing Effective Date, payments made by SDG&E to DWR are calculated based upon actual purchased DWR Power by DWR for SDG&E Customers. The SDG&E payment will be based on the product of multiplying $65/MWh, or the effective rate as it may be changed pursuant to Applicable Law, by the number of kilowatt-hours of DWR Power purchased by DWR on behalf of SDG&E's Customers. The kWh used in the SDG&E payment will be derived from DWR's statement of actual DWR Power purchases. The amount of actual DWR Revenues shall be equal to the amount of DWR Charges billed to and paid by SDG&E Customers using the processes stated in SDG&E's CPUC-approved electric rules and in paragraph 3 hereto. The SDG&E payment will be later reconciled to actual DWR Revenues.

a. DWR will submit an invoice to SDG&E that specifies actual DWR Power purchased on behalf of SDG&E's Customers and the dollar amount of the SDG&E payment. DWR may invoice SDG&E daily for DWR Power supplied by DWR to SDG&E's Customers.

b. Upon receipt from DWR of a statement of actual purchases for the day, SDG&E will validate and approve the invoice prior to paying such invoice. If SDG&E has validated and approved the DWR invoice, then SDG&E shall cause its payment to be made. If SDG&E determines an invoice is incorrect, SDG&E will immediately provide DWR a written or electronic notice describing such inaccuracies or material errors contained in its invoice. DWR shall prepare and submit to SDG&E a corrected invoice. Upon SDG&E's receipt of a corrected invoice, SDG&E will promptly cause its payment to be made.

c. SDG&E will remit to DWR SDG&E's payment 1 business day following the receipt either (i) of a DWR invoice that SDG&E has validated and approved or (ii) of a correct invoice. DWR recognizes that delays of up to 3 business days may occur due to, e.g., processing errors or processing system failures. Such delays shall not constitute a default of SDG&E's obligations pursuant to the Restated Letter Agreement or these additional implementing provisions. SDG&E shall promptly notify DWR when any such delay occurs and the expected date of returning to the normal schedule.

d. SDG&E will remit SDG&E's payment to DWR via electronic funds transfer. The Parties' first preference for payment by electronic funds transfer is ACH and the Parties' secondary preference will be wire transfer. SDG&E's process timing will dictate which electronic funds transfer will be used. The choice of electronic funds transfer will be mutually agreed upon. During the initial 60 days of the Restated Letter Agreement, wire transfer will be used as the electronic funds transfer.

e. SDG&E will reconcile actual Customer payments to SDG&E's payments. The reconciliation will true-up SDG&E's payment to actual DWR Revenues and may result in either an excess remittance or remittance shortfall. SDG&E will reconcile DWR previous SDG&E's payments to adjust for distribution loss factors, including unaccounted for energy ("DLFs") and uncollectibles expense factor associated with DWR's purchases of Customers' Full Net-Short Power Requirements billed during the period of February 7, 2001 to the Billing Effective Date. This reconciliation shall also include the difference between the scheduled DWR deliveries and actual DWR deliveries, including imbalance energy. SDG&E's electric energy commodity cost ("EECC") Schedule shall set forth the DLFs and uncollectibles expense factor, which SDG&E will apply to calculate the adjustment for actual customer payments during this period of billing. SDG&E's payment to DWR on the next remittance date shall be further increased or decreased, as the case may be, by any excess remittance or remittance shortfall. If SDG&E experiences a higher uncollectible expense factor than specified in its EECC Schedule, SDG&E shall provide to DWR documentation that supports a revised factor based on actual uncollectible experience for the period commencing February 7, 2001. Final reconciliation will occur 180 days after the last SDG&E payment.

f. Daily Remittance Report -- SDG&E will provide the following information with each SDG&E payment:
    DWR invoice reference number shall accompany the DWR remittance payment.
    Any deduction from or adjustment to the SDG&E's payment will be identified and accompanied by supporting documentation.

g. SDG&E will provide reconciliation reports, which include:
    Dates and amounts of payments.
    Factors and amounts of adjustment.

4. Calculation and Remittance of DWR Revenues Post Billing Effective Date Until Such Time as a Servicing Agreement Becomes Effective

a. Remittance and Reporting Upon Billing Effective Date

Upon the implementation of the Billing Effective Date, which separates DWR Charges and SDG&E Charges respectively for DWR's purchases of Customers' Full Net-Short Power Requirements and Utility Retained Generation, SDG&E will utilize the remittance and reporting processes set forth below until such time as a servicing agreement between the Parties becomes effective.

b. Summer 2001 Demand Relief Program

Concerning the "Summer 2001 Demand Relief Program" or any other similar program, which provides reimbursement to SDG&E through the ISO bill, SDG&E's participation in this program will result in program credits being applied either to the ISO bills submitted to SDG&E or paid directly by DWR to SDG&E. To the extent these credits appear on the ISO bill and exceed SDG&E's ISO charges, SDG&E shall invoice DWR and DWR shall pay SDG&E within 5 business days after presentation, and shall be considered past due thereafter, after which interest shall accrue at the prime rate as published by the Wall Street Journal, plus 3%.

c. Daily Remittances

Payments will be collected by SDG&E as an agent for DWR. Payments shall be allocated and applied using SDG&E's payment posting priority process (described below). All partial payments to SDG&E will be prorated based on the payment posting priority. During SDG&E's nightly processing during any Business Day, payments for DWR Charges that the SDG&E collects on behalf of DWR will be identified and credited to DWR's account and will be transmitted on the next Business Day, by an electronic funds transfer credit to DWR for settlement. The Parties first preference for electronic funds transfer will be by Automated Clearing House (ACH) and its secondary preference will be by wire transfer. SDG&E's process timing will dictate which electronic funds transfer will be used. During the first 60 day start-up period, wire transfer will be used exclusively.

d. Proposed Process and Sample Timeline for DWR Automated Daily Remittance

(i) Day (-19) - Customer statements are sent out.

(ii) Business Day 0 - Customer makes payment and payment is allocated per payment posting priority.

(iii) Business Day 0 - SDG&E's billing system identifies payments and applies DWR portion based on pre-established payment posting criteria, representing a constructive account for DWR. The parties acknowledge that payments received from Customers consist of payments to SDG&E and payments to DWR and that until DWR's portion is remitted to DWR, such funds will be held together by SDG&E. Until remitted to DWR, SDG&E shall hold DWR's portion of payments in trust for the benefit of DWR (whether or not held with other monies).

(iv) Business Day 1 - Payment is sent to DWR based on remittance schedule. DWR acknowledges delays of up to 3 Business Days may occur due to errors, system failures and other factors. DWR agrees that such delays shall not constitute a default, however SDG&E shall undertake commercially reasonable efforts to rectify any cause for such delay. SDG&E shall promptly notify DWR when any such delay occurs and the expected date for returning to the normal schedule. In cases where ACH electronic payment is remitted, SDG&E will remit to its bank on Business Day 1. DWR agrees that this payment meets SDG&E's remittance schedule requirements.

(v) Adjustments for misapplied payments, returned checks, payment transfers, and miscellaneous adjustments will be reflected in the daily remittance as those adjustments are made in SDG&E's billing system.

e. Collection of DWR Charges

(i) As permitted by Applicable Law, SDG&E will disconnect Customers' electric service for unpaid DWR Charges. Disconnection for DWR charges will be performed in the same manner as SDG&E disconnects for its own charges and consistent with applicable tariffs.

(ii) Responsibility for collection of any DWR Charges that remain unpaid 145 calendar days after the final statement was issued shall become the sole responsibility of DWR. However, Customer payments received by SDG&E after such reversion to DWR will continue to be applied on a pro-rata basis to DWR Charges for a period of no longer than 3 years after the customer's account was closed and final bill rendered by SDG&E

(iii) SDG&E may use collection agency services to recover outstanding balances on customer's closed accounts. When DWR receives benefit of such services through recovery of payments to customer accounts, Parties agree that DWR's payment remittances will be adjusted to account for the pro-rata share of collection agency fees associated with DWR's portion of recovered charges

5. Survival of Payment Obligations

SDG&E has the right but not the obligation to pursue collection of DWR Charges after 180 calendar days following termination of the Restated Letter Agreement. Provided, however, SDG&E may continue collection services for a period of 3 years after the Customer's account was closed if prior to the termination of the Restated Letter Agreement the Parties reach a mutually satisfactory arrangement either to (i) reimburse SDG&E for its estimated reasonable costs to continue with collection and allocation activities for such period or (ii) estimate the amount of collections reasonably likely can be recovered, which amount (including discounts for cash flow impacts) SDG&E shall promptly remit to DWR in full satisfaction of its collection services.

6. Deposits Securing DWR Charges Until Such Time as a Servicing Agreement Becomes Effective

In accordance with Applicable Tariffs, SDG&E shall collect security deposits from Customers and return those security deposits to Customers. Such security deposits will be applied pro rata to DWR Charges in the event a Customers billing account is closed with SDG&E.

  Records; Audit Rights
    Records.

    SDG&E shall maintain accurate records and accounts relating to DWR Charges in sufficient detail to permit recordation of DWR Charges billed to Customers and DWR Revenues remitted by SDG&E to DWR. SDG&E shall provide to DWR and its Assign(s) access to such records. Access to such records and accounts shall be afforded without charge, upon reasonable request made pursuant to Section 7.b. Access shall be afforded only during business hours and in such a manner so as not to interfere unreasonably with SDG&E's normal operations. SDG&E shall not treat DWR Revenues as income or assets of the SDG&E or any affiliate for any tax, financial reporting or regulatory purposes, and the financial books or records of SDG&E and affiliates shall be maintained in a manner consistent with the absolute ownership of DWR Revenues by DWR and SDG&E's holding of DWR Revenues in trust for DWR (whether or not held together with other monies).

    Audit Rights.

    Upon 30 calendar days' prior written notice, DWR may request an audit, conducted by DWR or its agents (at DWR's expense), of SDG&E's records and procedures, which shall be limited to records and procedures containing information bearing upon: (i) DWR Charges being billed to Customers by SDG&E (and Customer payments of DWR Charges); (ii) fees to SDG&E for services provided by SDG&E pursuant to the Restated Letter Agreement; (iii) SDG&E's performance of its obligations under the Restated Letter Agreement; (iv) allocation of DWR Power pursuant hereto or Applicable Law; (v) projection or calculation of DWR's revenue requirements as described in Sections 80110 and 80134 of the California Water Code from time to time; and (vi) such other matters as may be permitted by Applicable Commission Orders, Applicable Tariffs or as DWR or its Assign(s) may reasonably request. The audit shall be conducted during business hours without interference with SDG&E's normal operations, and in compliance with SDG&E's security procedures.

    As provided in the Act, the State of California Bureau of State Audits (the "Bureau") shall conduct a financial and performance audit of DWR's implementation of Division 27 (commencing with Section 80000) of the California Water Code, such audit to be completed prior to December 31, 2001, and the Bureau shall issue a final report on or before March 31, 2003. In addition, as provided in Section 8546.7 of the California Government Code, SDG&E agrees that, pursuant to this Section 7.b, DWR or the State of California Department of General Services, the State of California Bureau of State Audits, or their designated representative ("DWR's Agent") shall have the right to review and to copy (at DWR's expense) any non-confidential records and supporting documentation pertaining to the performance of the Restated Letter Agreement and to conduct an on-site review of any Confidential Information (as defined in Section 8) pursuant to Sections 7.c. and 7.f. hereof. SDG&E agrees to maintain such records for such possible audit for three years after final remittance to DWR. SDG&E agrees to allow such auditor(s) access to such records during business hours and to allow interviews of any employees who might reasonably have information related to such records. Further, SDG&E agrees to include a similar right for DWR or DWR's Agent to audit records and interview staff in any contract between SDG&E and a subcontractor related to performance of the Restated Letter Agreement.

    Confidentiality.

    Materials reviewed by either Party or its agents in the course of an audit may contain Confidential Information subject to Section 8 below. The use of all materials provided to DWR or SDG&E or their agents, as the case may be pursuant to this Section 7, shall comply with the provisions in Section 8 and shall be limited to use in conjunction with the conduct of the audit and preparation of a report for appropriate distribution of the results of the audit consistent with Applicable Law.

    Additional Applicable Laws.

    Each Party shall make an effort to promptly notify the other Party in writing to the extent such Party becomes aware of any new Applicable Laws or changes (or proposed changes) in Applicable Tariffs hereafter enacted, adopted or promulgated that may have a material adverse effect on either Party's ability to perform its duties under the Restated Letter Agreement. A Party's failure to so notify the other Party pursuant to this Section 7.d. will not constitute a material breach of the Restated Letter Agreement, and will not give rise to any right to terminate the Restated Letter Agreement or cause either Party to incur any liability to the other Party or any third party.

    Other Information.

    Upon the reasonable request of DWR or its Assign(s), SDG&E shall provide to the CPUC and to DWR or its Assign(s) any public financial information in respect of the SDG&E applicable to Services provided by SDG&E under the Restated Letter Agreement, or any material information regarding the sale of DWR Power, to the extent such information is reasonably available to SDG&E, which (i) is reasonably necessary and permitted by Applicable Law to monitor the performance by SDG&E hereunder, or (ii) otherwise relates to the exercise of DWR's rights or the discharge of DWR's duties under the Restated Letter Agreement or any Applicable Law. In particular, but without limiting the foregoing, SDG&E shall provide to DWR, with a copy to the CPUC, any such information that is necessary or useful to calculate DWR's revenue requirements (as described in Sections 80110 and 80134 of the California Water Code) or DWR Charges.

    Customer Confidentiality.

  Nothing in this Section 7 shall affect the obligation of SDG&E to observe any Applicable Law prohibiting disclosure of information regarding Customers, and the failure of SDG&E to provide access to such information as a result of such obligation shall not constitute a breach of this Section 7 or the Restated Letter Agreement.

  Confidentiality.
    Proprietary Information.
        Nothing in the Restated Letter Agreement shall affect SDG&E's obligations to observe any Applicable Law prohibiting the disclosure of Confidential Information regarding its Customers.
        The Parties acknowledge that each Party may acquire information and material that is the other Party's confidential, proprietary or trade secret information. As used herein, "Confidential Information" means any and all technical, commercial, financial and customer information disclosed by one Party to the other (or obtained from one Party's inspection of the other Party's records or documents), including any patents, patent applications, copyrights, trade secrets and proprietary information, techniques, sketches, drawings, maps, reports, specifications, designs, records, data, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, object code, source code, and information related to the current, future and proposed products and services of each of the Parties, and includes, without limitation, the Parties' respective information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, business forecasts, sales and merchandising, and marketing plans and information. In all cases, Confidential Information includes proprietary or confidential information of any third party disclosing such information to either Party in the course of such third party's business or relationship with such Party. SDG&E's Confidential Information also includes any and all lists of Customers, and any and all information about Customers, both individually and aggregated, including but not limited to Customers' names, street addresses of Customer residences and/or facilities, email addresses, identification numbers, SDG&E account numbers and passwords, payment histories, energy usage, rate schedule history, allocation of energy uses among Customer residences and/or facilities, and usage of DWR Power. All Confidential Information disclosed by the disclosing Party ("Discloser") will be considered Confidential Information by the receiving Party ("Recipient") if identified as confidential and received from Discloser.
        Each Party agrees to take all steps reasonably necessary to hold in trust and confidence the other Party's Confidential Information. Without limiting the generality of the immediately preceding sentence, each Party agrees (i) to hold the other Party's Confidential Information in strict confidence, not to disclose it to third parties or to use it in any way, commercially or otherwise, other than as permitted under the Restated Letter Agreement; and (ii) to limit the disclosure of the Confidential Information to those of its employees, agents or directly related subcontractors with a need to know who have been advised of the confidential nature thereof and who have acknowledged their express obligation to maintain such confidentiality.
        The foregoing two paragraphs will not apply to any item of Confidential Information if: (i) it has been published or is otherwise readily available to the public other than by a breach of the Restated Letter Agreement; (ii) it has been rightfully received by Recipient from a third party without breach of confidentiality obligations of such third party and outside the context of the provision of services under the Restated Letter Agreement; (iii) it has been independently developed by Recipient personnel having no access to the Confidential Information; or (iv) it was known to Recipient prior to its first receipt from Discloser. In addition, Recipient may disclose Confidential Information if and to the extent required by law or a Governmental Authority, provided that (x) Recipient shall give Discloser a reasonable opportunity to review and object to the disclosure of such Confidential Information, (y) Discloser may seek a protective order or confidential treatment of such Confidential Information, and (z) Recipient shall make commercially reasonable efforts to cooperate with Discloser in seeking such protective order or confidential treatment. Discloser shall pay Recipient its reasonable costs of cooperating.
    No License.

Nothing contained in the Restated Letter Agreement shall be construed as granting to a Party a license, either express or implied, under any patent, copyright, trademark, service mark, trade dress or other intellectual property right, or to any Confidential Information now or hereafter owned, obtained, controlled by, or which is or may be licensable by, the other Party.

c. Survival of Provisions.

The provisions of this Section 8 shall survive the termination of the Restated Letter Agreement.

9. Other Operating Revenue Collected by SDG&E Until Such Time as a Servicing Agreement Becomes Effective

DWR shall have no rights in or entitlements to charges associated with SDG&E's collection or payment activities, including but not limited to, returned check charge, reconnection of service charge, field assignment charge, and other service charges related to billing, payment or collections. However, late payment interest charges will be applied pro-rata to DWR Charges.

10. Payment Posting Priority Until Such Time as a Servicing Agreement Becomes Effective

a. Priority

SDG&E payment posting rules will assign equal priority to SDG&E gas and electric energy and service charges, and DWR Charges. Payments will be prorated among all categories of unpaid disconnectible charges and DWR Charges based on the amount owing in each statement, beginning with the oldest amounts outstanding. SDG&E's payment posting priority enables SDG&E to make timely payments to SDG&E, DWR, and other agencies/Cities where SDG&E is required to collect surcharges, fees and taxes. Any non-disconnectible charges outstanding, will be paid with any remaining credit balance.

b. Payment Posting Rules

(i) Payments will be applied to the oldest statements first.

(ii) Payments will be applied on a pro-rata basis between SDG&E gas and electric energy/service charges in the following illustrative manner:

Sample:	Electric	Gas	Total
Bill Date 6/10/01	$100.00	$100.00	$200.00
% of Total	50%	50%	100%
Payment 6/25/01	$50.00	$50.00	$100.00
% of Total	50%	50%	100%

c. Proration

(i) Within the SDG&E Charges shown on each statement, the payment/credit will be prorated among all unpaid charges based on the amount owing in each category in the following illustrative manner:

Sample:	SDG&E	DWR	FF/Taxes	Total
Bill Due 6/10/01	$35.00	$60.00	$5.00	$100.00
% of Total	35%	60%	5%	100%
Payment 6/25/01	$17.50	$30.00	$2.50	$50.00
% of Total	35%	60%	5%	100%

11. Daily and Monthly Cash Receipt Reports, Monthly Remittance Reports, and Daily and Monthly Billing Reports to be Provided by SDG&E to DWR After Billing Effective Date Until Such Time as a Servicing Agreement Becomes Effective

SDG&E shall provide to DWR the following reports, which are depicted in illustrative form:

a. Sample Daily Cash Receipts Report:

Report Id:XXXXXXX SAN DIEGO GAS & ELECTRIC Process Date: XX/XX/XXXX Page: X
PGM ID: XXXXXX DWR NET CASH POSITION Run Date: XX/XX/XXXX Time: XX:XX
FOR THE DAY ENDING XX/XX/XXXX

TOTAL DWR CHARGES PAID: $ 55.00

b. Sample Monthly Remittance Report:

San Diego Gas and Electric
Summary of DWR Energy Billings/Payments/Chargeoffs

Business Month:	mm/yyyy

Beginning DWR Balance		$x,xxx,xxx.xx
New Billings to Customers		$x,xxx,xxx.xx	ADD
Payments by Customers		$x,xxx,xxx.xx	SUBTRACT
Bad Debts charged off		$x,xxx,xxx.xx	SUBTRACT
other program (I.e. 20/20) adjustments		$x,xxx,xxx.xx
Ending DWR Balance		$x,xxx,xxx.xx

c. Daily and Monthly Billing Report:

San Diego Gas & Electric DWR Customer Billing Report Day XXX or Month XXX
LINE	DESCRIPTION	System kWh	DWR kWh	DWR Billed Amount

1	SCHEDULE DR	408,114,064
2	SCHEDULE DR-LI	38,868,773
3	SCHEDULE DM	5,026,286
4	SCHEDULE DS	1,504,629
5	SCHEDULE DT	10,515,864
6	SCHEDULE DT-RV	33,744
7	SCHEDULE D-SMF	122,400
8	SCHEDULE DR-TOU	556,184
9	SCHEDULE DR-TOU-2	2,877,813
10	SCHEDULE EV-TOU	646
11	SCHEDULE EV-TOU-2	19,615
12	SCHEDULE EV-TOU-3	2,307
13	SCHEDULE A	138,814,727
14	SCHEDULE A-TC	5,088,043
15	SCHEDULE A-TOU	8,907,573
16	SCHEDULE AD	8,229,616
17	SCHEDULE AL-TOU	503,329,542
18	SCHEDULE A6-TOU	51,554,931
19	SCHEDULE AO-TOU	91,812,295
20	SCHEDULE NJ	269,052
21	SCHEDULE AY-TOU	38,339,179
22	SCHEDULE A-V1	4,836,881
23	SCHEDULE A-V2	1,011,902
24	SCHEDULE A-V3	0
25	SCHEDULE RTP-1	0
26	SCHEDULE RTP-2	3,480,041
27	SCHEDULE S	0
28	SCHEDULE I-3	0
29	SCHEDULE PA	4,487,637
30	SCHEDULE PA-TOU	39,153
31	SCHEDULE PA-T-1	7,542,121
32	SCHEDULE SPEC	14,000
33	SCHEDULE LS1	2,251,691
34	SCHEDULE LS2	6,402,566
35	SCHEDULE LS3	214,720
36	SCHEDULE OL1	619,634
37	SCHEDULE DWL	19,000
38	SCHEDULE ATS	89,790
39	SCHEDULE ART	(573,761)
40	SCHEDULE DG6	2,652
41	UNDEFINED RATE	0
42	Total	1,344,425,310